EXHIBIT 4.23

August 1, 2012

AMERICAN BIO MEDICA CORPORATION

122 Smith Road

Kinderhook, New York 12106

Gentlemen:

This letter agreement (the "Agreement") confirms the terms and conditions of the non-exclusive engagement of Cantone Asset Management LLC ("CAM"), by American Bio Medica Corporation (together with its legal successors, the "Company"), to render financial advisory services and advice as to debt financing (the “Services”) to the Company. (CAM and the Company are sometimes referred to collectively in this Agreement as the “Parties” or singly as a “Party.”)

The term of this Agreement shall commence on August 1, 2012 and end on August 1, 2013 (the "Term"). This Agreement may be renewed upon mutual written agreement of the Parties.

As compensation to CAM for the Services rendered to the Company during the Term, the Company shall pay to CAM a financial advisory fee (the “Advisory Fee”) as follows:

On August 1, 2012, the Company shall issue to CAM warrants to purchase 300,000 shares of the Company’s common stock exercisable through 5:00 pm (ET) on July 31, 2015 at an exercise price of $0.16 per share (the “Warrant Shares”). The Warrant Shares shall have piggy-back registration rights in connection with any registration statement filed by Company while any of the Warrant Shares remain outstanding, except for registration statements filed on form S-4 (for mergers and acquisitions) or Form S-8 (for shares issued under employee compensation plans) and the “special” registration statement to be filed by the Company in connection with the amendment of the Series A Debentures originally due on August 1, 2012.

The Company acknowledges that CAM has been retained solely to provide the services set forth in this Agreement. In rendering such services, CAM shall act as an independent contractor. The Company further acknowledges that CAM may perform the Services through one or more of its affiliates.

The Company acknowledges and agrees that, in connection with the performance of CAM's Services, neither CAM nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by CAM or its employees to the Company should be construed as such), and that neither CAM nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by CAM to the Company, and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by CAM to the Company. Neither CAM nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates.

The Company recognizes and confirms that, in performing its duties pursuant to this Agreement, CAM will be using and relying on data, material, and other information (the "Information") furnished by the Company or its employees and representatives. The Company will cooperate with CAM, and will furnish CAM with all Information concerning the Company that CAM deems appropriate, and will provide CAM with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Cantone's obligations pursuant to this Agreement. The Company hereby agrees and represents that all Information furnished to CAM pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the Term, the Company shall promptly advise CAM in writing. Accordingly, CAM assumes no responsibility for the accuracy and completeness of the Information. In rendering the Services, CAM will be using and relying upon the Information without independent verification or evaluation.

The Company shall indemnify CAM and hold it harmless against any and all losses, claims, damages or liabilities to which CAM may become subject, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any written or oral communication provided by or on behalf of the Company to CAM, or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) arising in any manner out of or in connection with the Services or matters that are the subject of this Agreement, and shall reimburse CAM promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the services or matters that are the subject of this Agreement (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein).

The Company agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not CAM is a formal party to any such lawsuits, claims or other proceedings, and that such commitments shall extend, upon the terms set forth herein, to any controlling person, affiliate, director, officer, employee, attorney or agent of CAM (each, with CAM, an "Indemnified Person"). The Company further agrees that, without CAM's prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice, at the Indemnified Persons’ expense, in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement. The Company and CAM also agree that, if any indemnification or reimbursement sought pursuant to this Agreement is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of CAM, then, whether or not CAM is the Indemnified Person, the Company and CAM shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and CAM on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and CAM on the other hand, as well as any other equitable considerations. Provided, however, that in no event shall the amount to be contributed by CAM pursuant to this paragraph exceed the amount of the fees actually received by CAM hereunder.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to the conflict of laws provisions thereof.

CAM represents and warrants to the Company that it is not affiliated with any shareholder, officer, director or representative of the Company who has any interest in compensation due from CAM from any transaction contemplated herein, or who would otherwise be due any fee, commission or remuneration in connection therewith.

This Agreement constitutes the entire understanding and agreement between the Company and CAM with respect to the subject matter hereof, and it supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendment or modification to this Agreement must be executed in writing by both parties hereto. This Agreement and all rights, liabilities and obligations hereunder shall he binding upon and insure to the benefit of each party's successors, but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement may he executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to CAM for execution, whereupon CAM will send the Company a fully executed original hereof, which shall constitute a binding agreement as of the date first above written.

CANTONE ASSET MANAGEMENT LLC

By:	/S/ Anthony J. Cantone
Name:	Anthony J. Cantone
Title:	Managing Member

Agreed to and accepted as of the above date:

AMERICAN BIO MEDICA CORPORATION

By:	/S/ Melissa A. Waterhouse
Name:	Melissa A. Waterhouse
Title:	EVP, Chief Compliance Officer & Corporate Secretary